EXHIBIT 28.1
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NEWS RELEASE                                                         DMC

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Contacts:   James K. Mitchell                    Stephen D. Martino
            Chairman and CEO                     Chief Financial Officer
            (617) 747-0180                       (617) 747-0154

              FECHTOR, DETWILER, MITCHELL & CO. CHANGES NAME
                      TO DETWILER, MITCHELL & CO. AND
               ANNOUNCES 1-FOR-4 REVERSE COMMON STOCK SPLIT

     BOSTON, MA - (March 26, 2001) - Detwiler, Mitchell & Co. ("DMC") (NASDAQ: DMCO; PCX: DEM) today announced that the stockholders have approved, and the Company subsequently filed, an amendment to its Certificate of Incorporation to change its name from Fechtor, Detwiler, Mitchell & Co. and to effect a 1-for-4 reverse split of the issued and outstanding shares of common stock. On March 27, 2001, the Company's common stock will be listed under the symbol "DMCO" on the Nasdaq SmallCap Market and under the symbol "DEM" on the Pacific Exchange.

     "The Company's financial position continues to be sound and management expects to report positive results of operations for the first
quarter of 2001," said James Mitchell, Chairman and CEO.   "The reverse
split of the common stock should not be perceived as a weakness in our financial condition or our prospects," Mitchell continued, "The reverse split was undertaken primarily to increase the price of the Company's common stock to comply with the $1 minimum bid price requirement for continued listing on the Nasdaq SmallCap Market."

     Regarding the name change, Mr. Mitchell stated "We believe the name `Detwiler, Mitchell & Co.' reflects the current structure of the Company and provides management with a new moniker to lead our diverse companies into the future."

     Detwiler, Mitchell & Co. is the holding company for its principal operating subsidiaries, Fechtor, Detwiler & Co., Inc., an investment banking, merchant banking and brokerage company headquartered in Boston; MA, K. & S., Inc., a specialist firm with seats on the Boston Stock Exchange and James Mitchell & Co., a financial services company located in San Diego, CA. Additionally, DMC has formed Detwiler, Mitchell & Co. (UK) Limited, located in London, UK, to conduct institutional sales and investment banking throughout the UK, Europe, and Canada and will begin operations once regulatory approvals are obtained.

     Cautionary Statement Regarding Forward-Looking Statements: Certain statements in this news release may contain forward-looking statements within the meaning of the Federal securities laws. Such statements should be considered in light of the risks and uncertainties associated with Detwiler, Mitchell & Co. and its operating subsidiaries, including those economic and market risks contained in the Company's Annual Report on Form 10-K, and other risks prevailing from time to time; all of which are subject to material changes and may cause actual results to vary materially from what had been anticipated.


                                [DMC LOGO]

                      225 Franklin Street, 20th Floor
                        boston, massachusetts 02110
                              (617) 451-0100